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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement No. 333-173122 on Form S-3 and Registration Statement Nos. 333-165489 and 333-173270 on Form S-8 of our report dated March 12, 2012 relating to the financial statements of A123 Systems, Inc. (the "Company") and our report dated March 12, 2012 relating to the effectiveness of the Company's internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting due to a material weakness), appearing in this Annual Report on Form 10-K of A123 Systems, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 12, 2012

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  Exhibit 23.1